As filed with the Securities and Exchange Commission on February 26, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

R. R. DONNELLEY & SONS COMPANY
(Exact name of registrant as specified in its charter)

Delaware	36–1004130
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

77 West Wacker Drive
Chicago, Illinois 60601
(Address of principal executive offices)

R.R. Donnelley & Sons Company
Nonqualified Deferred Compensation Plan
(Full title of the plan)

Copy to:

Monica M. Fohrman, Secretary 77 West Wacker Drive Chicago, Illinois 60601 (312) 326-8000 (Name, address and telephone number, including area code, of agent for service)	Gary D. Gerstman Sidley Austin Brown & Wood Bank One Plaza Chicago, Illinois 60603 (312) 853-7000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per unit	Proposed maximum aggregate offering price		Amount of registration fee

Deferred Compensation Obligations	$20,000,000	(1)	N/A (1)	$20,000,000	(1)	$4,780

(1)
The Deferred Compensation Obligations are unsecured obligations of R.R. Donnelley & Sons Company to pay deferred compensation in the future in accordance with the terms of the R.R. Donnelley & Sons Nonqualified Deferred Compensation Plan. Participants in the Plan may elect from among various investment options. These investments will accrue earnings (or losses) on the obligations based on their respective performance.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.    Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by R.R. Donnelley & Sons Company (the “Company”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10–K for the year ended December 31, 2001.

(b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2001.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post–effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

The $20,000,000 of deferred compensation obligations (the “Obligations”) being registered under this Registration Statement may be offered to certain eligible employees of the Company and its subsidiaries pursuant to the R.R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan (the “Plan”).

The Obligations are general unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan from the general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Company has established a trust to hold assets contributed under the Plan. However, these assets remain general assets of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

The amount of compensation deferred by each participant is determined in accordance with each participant’s deferral election and the provisions of the Plan. The Plan provides the investment of each participant’s deferral account in such investments as the participant may have elected from among various investment options in each Plan year. Currently, a participant’s deferral account is indexed to the investment elections made by such participant in accordance with the Plan. The Obligations are bookkeeping accounts, the returns on which are measured by the performance of certain investment vehicles. Participants cannot sell, assign, hypothecate, alienate, encumber or in any way transfer or convey in advance of receipt any Obligations. All deferral accounts together with earnings thereon will be payable upon the termination of the deferral period, retirement, death, disability or termination of employment in a single lump sum or in installments in accordance with the terms of the Plan.

The Company reserves the right to amend or terminate the Plan at any time, except that no amendment or termination may adversely affect the rights of any participant with respect to amounts to which the participant is entitled prior to the date of amendment or termination.

The Obligations are not convertible into any other security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant of the Company.

Item 5.    Interests of Named Experts and Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Reference is made to Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) which provides for indemnification of directors and officers in certain circumstances.

The Company’s Restated Certificate of Incorporation contains a provision that is designed to limit the directors’ liability to the extent permitted by the DGCL and any amendments thereto. Specifically, directors will not be held personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for a breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of an improper dividend or improper repurchase of the Company’s stock under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The principal effect of the limitation of liability provision is that a stockholder is unable to prosecute an action for monetary damages against a director of the Company unless the stockholder can demonstrate one of the specified bases for liability. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. While the Company’s Restated Certificate of Incorporation limits the personal liability of directors, it does not eliminate the directors’ duty of care. The inclusion of the limitation of liability provision in the Company’s Restated Certificate of Incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

The Company’s By-laws also provide that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company is generally required to indemnify its directors and officers for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s position with the Company or another entity for which the director or officer serves at the Company’s request, subject to certain conditions, and to advance funds to its directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceedings or acted in good faith and in what was reasonably believed to be a lawful manner in the Company’s best interest.

Pursuant to Section 145 and the Company’s Restated Certificate of Incorporation, the Company maintains directors’ and officers’ liability insurance coverage which insures the Company, its subsidiaries and the elected officers and directors of the Company and its subsidiaries, against damages, judgments, settlements and costs incurred by reason of certain acts committed by such persons in their capacities as officers and directors.

Item 7.    Exemption from Registration Claimed

Not applicable.

Item 8.    Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.    Undertakings

(a) The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S–8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 26th day of February, 2002.

R.R. DONNELLEY & SONS COMPANY

By:	/s/ Monica M. Fohrman
Monica M. Fohrman
Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 26th day of February, 2002.

William L. Davis	Chairman, President and Chief Executive Officer (Principal Executive Officer)

Gregory A. Stoklosa	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

Virginia L. Seggerman	Vice President and Corporate Controller (Principal Accounting Officer)

* Joseph B. Anderson, Jr	Director

* Gregory Q. Brown	Director

* Martha Layne Collins	Director

* James R. Donnelley	Director

* Judith H. Hamilton	Director

* Thomas S. Johnson	Director

* Oliver R. Sockwell	Director

* Bide L. Thomas	Director

* Norman H. Wesley	Director

* Stephen M. Wolf	Director

•	By Monica M. Fohrman as Attorney-In-Fact pursuant to Powers of Attorney executed by the directors listed above, which Powers of Attorney have been filed with the Securities and Exchange Commission.

*By:	/s/ Monica M. Fohrman
Monica M. Fohrman
As Attorney-In-Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation(1).

4.2	By–Laws(2).

4.3	Amendment to By-Laws adopted January 27, 2000(2).

4.4	Rights Agreement dated as of April 25 1996 between the Company and First Chicago Trust Company of New York(3).

*5	Opinion of Counsel.

*23.1	Consent of Arthur Andersen LLP.

*23.2	Consent of Counsel (included in Exhibit 5).

*24	Powers of Attorney.

*99	R.R. Donnelley & Sons Company Nonqualified Deferred Compensation Plan.

*	Filed herewith.
(1)	Exhibit 3(i) to Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996 (Commission File No. 1-4694).
(2)	Exhibits 3(ii)(a) and 3(ii)(b), respectively, to Annual Report on Form 10-K for the year ended December 31, 1999 (Commission File No. 1-4694).
(3)	Filed on June 5, 1996 as Exhibit 4 to Form 8-A (Commission File No. 1-4694)